Exhibit 99.1

Imation Reports Second Quarter 2011 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--July 26, 2011--Imation Corp. (NYSE:IMN) today released financial results for the quarter ended June 30, 2011.

The Company reported Q2 2011 net revenue of $323.0 million, down 8.9 percent from Q2 2010, an operating loss of $9.3 million, including special charges of $10.7 million, and a diluted loss per share of $0.33. Excluding special charges, Q2 2011 operating income would have been $1.4 million and diluted loss per share would have been $0.05 (see Tables Five and Six for non-GAAP measures).

Imation President and Chief Executive Officer Mark Lucas commented: “Overall, our rate of revenue decline moderated in the quarter, and we saw continued revenue growth in our new lines of secure and scalable data storage products.”

“As anticipated, we experienced margin pressure in our optical media business due to the impacts of cost increases for products sourced in Asia. The Company is actively pursuing supply chain alternatives and other actions. Additionally, we are implementing price increases but we expect optical cost and margin pressures will continue.”

“In June, we completed the acquisition of the assets of Montreal-based MXI Security, a leader in high-security and privacy technologies. This acquisition represents another significant step in Imation's strategy to invest in key technology platforms to enable us to meet our global customers' growing needs for information security, compliance and management. We plan to leverage our MXI Security technologies across a broad range of data storage products. We continue to evaluate opportunities for additional acquisitions focused in data protection, scalable storage hardware and related software.”

“We remain committed to and are making steady progress in our strategic transformation to a global technology company. While we have much work ahead, I remain confident that we will successfully execute on our vision,” Lucas concluded.

Q2 2011 Results Compared with Q2 2010

Net revenue for Q2 2011 was $323.0 million, down 8.9 percent from Q2 2010, driven by price erosion of seven percent and overall volume declines of eight percent, partially offset by foreign currency benefit of six percent. During Q2 2011, the Company changed the name of the emerging storage product category to secure and scalable storage to better reflect the Company's direction and future product offerings. From a product perspective, traditional storage revenue decreased 10.4 percent, scalable and secure storage revenue increased 13.3 percent, and electronics and accessories revenue decreased 22.2 percent. From a regional perspective, Americas revenue decreased 21.2 percent, Europe revenue remained flat, North Asia revenue increased 9.7 percent and South Asia revenue remained flat.

Gross margin for Q2 2011 was 16.7 percent compared with 16.5 percent for Q2 2010. Gross margin for Q2 2011 was impacted by higher gross margins on flash products as well as lower gross margins on optical products due to supplier cost increases which were partially offset by levy benefits.

Selling, general and administrative (SG&A) expenses for Q2 2011 were $47.9 million, down $3.6 million compared with Q2 2010 expenses of $51.5 million due primarily to the reversal of a bad debt reserve of $2.7 million.

Research & development (R&D) expenses for Q2 2011 were $5.0 million, up $1.1 million compared with Q2 2010 expenses of $3.9 million as a result of the Company’s planned organic investment to support growth initiatives in secure and scalable data storage products.

Restructuring and other charges were $10.4 million in Q2 2011. During the quarter, the Company demolished its Camarillo, California facility in order to make the property more saleable, resulting in a non-cash charge of $7.0 million. Restructuring and other charges also include $1.2 million related to the Company's previously announced restructuring programs, $1.2 million of acquisition and integration related costs and $1.0 million related to a pension settlement.

Operating Loss was $9.3 million in Q2 2011 compared with an operating loss of $23.8 million in Q2 2010. Adjusting for $10.7 million of special charges (restructuring and other charges discussed above and inventory write-offs related to restructuring programs), adjusted operating income would have been $1.4 million in Q2 2011 compared with adjusted operating income on the same basis of $3.1 million in Q2 2010 (see Tables Five and Six for non-GAAP measures). Operating income for Q2 2010 included $23.5 million of goodwill impairment charges and $3.4 million of restructuring and other charges.

Income tax provision was $0.7 million in Q2 2011 compared with an income tax benefit of $11.0 million in Q2 2010. The 2011 income tax provision represents tax expense related to income outside the United States. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its Q2 2011 U.S. results.

Loss per diluted share from continuing operations was $0.33 in Q2 2011 compared with a loss per diluted share from continuing operations of $0.42 in Q2 2010. Adjusting for the impacts of the $10.7 million of inventory write-offs and restructuring and other charges, discussed above, adjusted loss per diluted share would have been $0.05 in Q2 2011 compared with adjusted earnings per diluted share of $0.02 in Q2 2010 (see Tables Five and Six).

Cash and cash equivalents ending balance was $257.8 million as of June 30, 2011, a decrease of $47.1 million from $304.9 million as of December 31, 2010. The decrease in cash was expected due to payments for acquisitions, seasonal incentive payments, pension funding, treasury stock purchases and other working capital changes.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, July 26, 2011 and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's second quarter financial results will be discussed.

A taped replay of the teleconference will be available beginning at 1:00 PM Central Time on July 26, 2011 until 5:00 PM Central Time on August 2, 2011 by dialing 866-837-8032 (access code 1534260). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Operations, Cash Flow and Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The Non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss) and adjusted earnings (loss) per diluted share) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation Corp. (NYSE: IMN) is a leading global technology company dedicated to helping people and organizations store, protect and connect their digital world. The Company's portfolio of data storage and security products, electronics and accessories reaches customers in more than 100 countries through a powerful global distribution network. Imation Corp.'s global brand portfolio includes the Imation, Memorex, XtremeMac, TDK Life on Record, and MXI Security brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ready availability and price of energy and key raw materials or critical components; our ability to pass along raw materials price increases to our customers; changes in European law or practice related to the imposition or collectability of optical levies; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to introduce new offerings in a timely manner, OEMs and other third parties and the market acceptance of newly introduced product and service offerings; continuing uncertainty in global and regional economic conditions; our ability to identify, integrate and realize the expected benefits from any acquisition which may occur in connection with our strategy; our ability to realize the benefits from our global sourcing and development strategy for magnetic data storage products and the related restructuring; the volatility of the markets in which we operate; foreign currency fluctuations; our ability to source and deliver products to our customers at acceptable quality, volume and cost levels; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to meet our revenue growth, gross margin and earnings targets; our ability to secure adequate supply of certain high demand products at acceptable prices; our ability to efficiently source, warehouse and distribute our products globally; a material change in customer relationships or in customer demand for products; the future financial and operating performance of major customers and industries served; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the possibility that our long-lived assets for any goodwill that we acquire in the future may become impaired; the outcome of any pending or future litigation; and the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Net revenue	$323.0	$354.4	$639.5	$720.2
Cost of goods sold	269.0	295.9	531.5	600.0
Gross profit	54.0	58.5	108.0	120.2

Operating expense:
Selling, general and administrative	47.9	51.5	98.1	104.6
Research and development	5.0	3.9	9.7	8.3
Goodwill impairment	-	23.5	1.6	23.5
Restructuring and other	10.4	3.4	11.3	7.4
Total	63.3	82.3	120.7	143.8

Operating (loss) income	(9.3)	(23.8)	(12.7)	(23.6)

Other (income) and expense:
Interest income	(0.2)	(0.2)	(0.4)	(0.4)
Interest expense	1.0	1.0	1.9	2.1
Other, net	1.7	2.1	3.1	5.0
Total	2.5	2.9	4.6	6.7

(Loss) income before income taxes	(11.8)	(26.7)	(17.3)	(30.3)

Income tax provision (benefit)	0.7	(11.0)	2.4	(12.1)

(Loss) income from continuing operations	(12.5)	(15.7)	(19.7)	(18.2)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	-	-	-	(0.1)

(Loss) income from discontinued operations	-	-	-	(0.1)

Net (loss) income	$(12.5)	$(15.7)	$(19.7)	$(18.3)

(Loss) earnings per common share - basic:
Continuing operations	$(0.33)	$(0.42)	$(0.52)	$(0.48)
Discontinued operations	-	-	-	(0.00)
Net income	(0.33)	(0.42)	(0.52)	(0.49)

(Loss) earnings per common share - diluted:
Continuing operations	$(0.33)	$(0.42)	$(0.52)	$(0.48)
Discontinued operations	-	-	-	(0.00)
Net income	(0.33)	(0.42)	(0.52)	(0.49)

Weighted average shares outstanding
Basic	37.8	37.8	37.9	37.7
Diluted	37.8	37.8	37.9	37.7

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$257.8	$304.9
Accounts receivable, net	219.8	258.8
Inventories	221.8	203.3
Other current assets	61.7	74.2

Total current assets	761.1	841.2

Property, plant and equipment, net	61.9	66.9
Intangible assets, net	320.8	320.4
Goodwill	21.9	-
Other assets	24.0	22.5

Total assets	$1,189.7	$1,251.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$200.9	$219.2
Other current liabilities	138.9	172.3

Total current liabilities	339.8	391.5

Other liabilities	79.2	77.8

Total liabilities	419.0	469.3

Shareholders' equity	770.7	781.7

Total liabilities and shareholders' equity	$1,189.7	$1,251.0

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended June 30,		Three months ended June 30,
	2011		2010		% Change
	Revenue	% Total	Revenue	% Total
Americas	$142.8	44.2%	$181.2	51.1%	-21.2%
Europe	64.1	19.9%	64.5	18.2%	-0.6%
North Asia	80.1	24.8%	73.0	20.6%	9.7%
South Asia	36.0	11.1%	35.7	10.1%	0.8%
Total	$323.0	100.0%	$354.4	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$129.3	40.0%	$153.2	43.2%	-15.6%
Magnetic products	85.3	26.4%	84.2	23.8%	1.3%
Other traditional storage	13.0	4.0%	16.7	4.7%	-22.2%
Total traditional storage	227.6	70.4%	254.1	71.7%	-10.4%
Secure and scalable storage *	55.4	17.2%	48.9	13.8%	13.3%
Electronics and accessories	40.0	12.4%	51.4	14.5%	-22.2%
Total	$323.0	100.0%	$354.4	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$1.1	0.8%	$9.4	5.2%	-88.3%
Europe	2.3	3.6%	(1.5)	-2.3%	-253.3%
North Asia	6.1	7.6%	2.4	3.3%	154.2%
South Asia	0.5	1.4%	1.0	2.8%	-50.0%
Corp/Unallocated (1)	(19.3)	NM	(35.1)	NM	NM
Total	$(9.3)	-2.9%	$(23.8)	-6.7%

	Gross Margin		Gross Margin

Traditional storage	18.0%		18.8%
Secure and scalable storage *	13.5		8.8
Electronics and accessories	14.5		12.6
Inventory write-offs related to restructuring programs	(0.1)		-
Total	16.7%		16.5%

	Six months ended June 30,		Six months ended June 30,
	2011		2010		% Change
	Revenue	% Total	Revenue	% Total
Americas	$285.9	44.7%	$342.9	47.6%	-16.6%
Europe	126.4	19.8%	151.2	21.0%	-16.4%
North Asia	154.3	24.1%	154.3	21.4%	0.0%
South Asia	72.9	11.4%	71.8	10.0%	1.5%
Total	$639.5	100.0%	$720.2	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$257.0	40.2%	$310.6	43.2%	-17.3%
Magnetic products	167.8	26.2%	174.2	24.2%	-3.7%
Other traditional storage	25.6	4.0%	32.8	4.6%	-22.0%
Total traditional storage	450.4	70.4%	517.6	71.9%	-13.0%
Secure and scalable storage *	108.1	16.9%	106.4	14.8%	1.6%
Electronics and accessories	81.0	12.7%	96.2	13.4%	-15.8%
Total	$639.5	100.0%	$720.2	100.0%

	Operating Income (Loss)	OI %	Operating Income (Loss)	OI %
Americas	$3.1	1.1%	$18.5	5.4%	-83.2%
Europe	3.2	2.5%	0.3	0.2%	NM
North Asia	9.4	6.1%	5.5	3.6%	70.9%
South Asia	0.9	1.2%	2.0	2.8%	-55.0%
Corp/Unallocated (1)	(29.3)	NM	(49.9)	NM	NM
Total	$(12.7)	-2.0%	$(23.6)	-3.3%

	Gross Margin		Gross Margin

Traditional storage	18.6%		19.2%
Secure and scalable storage *	13.5		8.2
Electronics and accessories	13.8		12.4
Inventory write-offs related to restructuring programs	(0.2)		-
Total	16.9%		16.7%

NM - Not Meaningful

(1) Corporate and unallocated amounts include inventory write-offs related to restructuring programs, litigation settlement, goodwill impairment, research and development expense, corporate expense, stock-based compensation expense, and restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

* During Q2 2011 the Company changed the name of the emerging storage product category to secure and scalable storage to better reflect the Company's direction and future product offerings.

Table Four

IMATION CORP.
OPERATIONS, CASH FLOW AND ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

		Three Months Ended		Six Months Ended
	(Dollars in millions)	June 30		June 30
		2011	2010	2011	2010
	Operations
	Gross Profit	$54.0	$58.5	$108.0	$120.2
	Gross Margin %	16.7%	16.5%	16.9%	16.7%
	Operating (Loss) Income	$(9.3)	$(23.8)	$(12.7)	$(23.6)
	Operating (Loss) Income %	-2.9%	-6.7%	-2.0%	-3.3%
	Tax Rate %	-5.9%	41.2%	-13.9%	39.9%

	Cash Flow
	Capital Spending	$1.9	$1.3	$4.5	$3.5
	Depreciation	$2.8	$4.4	$5.7	$9.1
	Amortization	$6.2	$6.0	$12.2	$11.8

	Cash and cash equivalents - end of period			$257.8	$251.3

	Asset Utilization Information *
		June 30	December 31
		2011	2010

	Days Sales Outstanding (DSO)	57	57
	Days of Inventory Supply	79	69
	Debt to Total Capital	0.0%	0.0%

	Other Information

	Approximate employee count as of June 30, 2011:		1,080
	Approximate employee count as of December 31, 2010:		1,115
	Book value per share as of June 30, 2011:		$20.44
	Shares used to calculate book value per share (millions):		37.7
	Imation repurchased 494,400 shares of its stock during the quarter.
	Authorization for repurchase of approximately 1.6 million shares remains outstanding based on latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

	Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

	Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

	Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2011			June 30, 2010
	GAAP	Adj *	Adjusted Non-GAAP	GAAP	Adj *	Adjusted Non-GAAP
Net revenue	$323.0	$-	$323.0	$354.4	$-	$354.4
Cost of goods sold	269.0	(0.3)	268.7	295.9	-	295.9
Gross profit	$54.0	$0.3	$54.3	$58.5	$-	$58.5

Gross margin	16.7%		16.8%	16.5%		16.5%

Operating (loss) income	$(9.3)	$10.7	$1.4	$(23.8)	$26.9	$3.1

Income tax provision (benefit)	$0.7	$0.1	$0.8	$(11.0)	$10.4	$(0.6)

(Loss) income from continuing operations	$(12.5)	$10.6	$(1.9)	$(15.7)	$16.5	$0.8

(Loss) earnings per common share from continuing operations
Diluted	$(0.33)		$(0.05)	$(0.42)		$0.02

Weighted average shares outstanding
Diluted	37.8		37.8	37.8		38.0

	Six Months Ended			Six Months Ended
	June 30, 2011			June 30, 2010
	GAAP	Adj *	Adjusted Non-GAAP	GAAP	Adj *	Adjusted Non-GAAP
Net revenue	$639.5	$-	$639.5	$720.2	$-	$720.2
Cost of goods sold	531.5	(1.5)	530.0	600.0	-	600.0
Gross profit	$108.0	$1.5	$109.5	$120.2	$-	$120.2

Gross margin	16.9%		17.1%	16.7%		16.7%

Operating (loss) income	$(12.7)	$14.4	$1.7	$(23.6)	$30.9	$7.3

Income tax provision (benefit)	$2.4	$0.4	$2.8	$(12.1)	$11.9	$(0.2)

(Loss) income from continuing operations	$(19.7)	$14.0	$(5.7)	$(18.2)	$19.0	$0.8

(Loss) earnings per common share from continuing operations
Diluted	$(0.52)		$(0.15)	$(0.48)		$0.02

Weighted average shares outstanding
Diluted	37.9		37.9	37.7		37.9

* See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating income

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Operating (loss) income from continuing operations:	$(9.3)	$(23.8)	$(12.7)	$(23.6)
Restructuring and other
Restructuring	1.2	3.4	2.1	7.4
Facility disposal	7.0	-	7.0	-
Pension settlement	1.0	-	1.0	-
Acquisitions and integration	1.2	-	1.2	-
Goodwill impairment	-	23.5	1.6	23.5
Inventory write-downs related to restructuring programs included in cost of good sold	0.3	-	1.5	-
Total adjustments	10.7	26.9	14.4	30.9
Adjusted operating income from continuing operations - Non-GAAP	$1.4	$3.1	$1.7	$7.3

Effect on diluted EPS:
(Loss) income from continuing operations	$(0.33)	$(0.42)	$(0.52)	$(0.48)
Restructuring and other
Restructuring	0.03	0.06	0.06	0.12
Facility disposal	0.19	-	0.18	-
Pension settlement	0.03	-	0.03	-
Acquisitions and integration	0.03	-	0.03	-
Goodwill impairment	-	0.38	0.04	0.38
Inventory write-downs related to restructuring programs included in cost of good sold	0.01	-	0.04	-
Adjusted diluted EPS - Non-GAAP	$(0.05)	$0.02	$(0.15)	$0.02

The Non-GAAP financial measurements (adjusted operating income (loss) from continuing operations, adjusted diluted EPS) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
Email: srobinson@imation.com